Exhibit 4.7

PACIFIC DRILLING S.A.

2011 OMNIBUS STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

(Executive Award)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Recipient”) the following Restricted Stock Units representing the right to receive shares of the Company’s share capital (“Shares”). The terms and conditions of this grant of Restricted Stock Units are set forth in this notice below, as well as in the attached Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”) and the Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[ ]

Name of Recipient:	[ ]

Number of Restricted Stock Units:	[ ]

Vesting Schedule:

Subject to the terms and conditions set forth in the Restricted Stock Unit Agreement and the terms and conditions set forth in the Plan, the Restricted Stock Units will vest as follows: (i) 25% of the grant on [                                  ] (the “Initial Vesting Date”), (ii) 25% of the grant on the first anniversary of the Initial Vesting Date, (iii) 25% of the grant on the second anniversary of the Initial Vesting Date, and (iv) 25% of the grant on the third anniversary of the Initial Vesting Date.

In the event of a Change of Control (as defined in the Plan), vesting of Restricted Stock Units that are unvested as of the Change of Control is as follows: (i) 50% of the unvested Restricted Stock Units will become fully vested on the effective date of the Change of Control with the remaining 50% of the unvested Restricted Stock Units continuing to vest on the original vesting schedule, provided that, if you are terminated by your employer without Cause (as defined below) or you terminate your employment for Good Reason (as defined below) prior to the sixth month anniversary of such Change of Control, all remaining unvested Restricted Stock Units shall vest; and (ii) in the event of a Change of Control described under clause (iv) of the definition of Change of Control (i.e., generally, a complete liquidation of the Company) in which all classes of securities of the Company receive only cash, there will be an accelerated vesting of all outstanding unvested Restricted Stock Units. For the avoidance of doubt, in the event that a Change of Control occurs in which provision is not made for the assumption or substitution of the Restricted Stock Units as described in Section 8 of the Plan, the Restricted Stock Units will vest in accordance with Section 8 of the Plan.

PACIFIC DRILLING S.A.

NOTICE OF RESTRICTED STOCK UNIT GRANT

“Cause” shall mean: (i) your failure to substantially perform your material duties owed to the Company or your employer, under any employment agreement between you and the Company or your employer or otherwise (other than as a result of incapacity due to physical or mental illness); (ii) your gross negligence, fraud or willful misconduct in the course of your employment with your employer that has a detrimental effect on the Company, your employer or any of their Affiliates; (iii) your commission of any act or your failure to take any act that the Company or your employer reasonably determines was intended by you to injure the reputation, business, or business relationships of the Company, your employer or any of their affiliates; (iv) your indictment of, conviction of, or plea of guilty or nolo contendere to (A) any misdemeanor involving moral turpitude, theft, unethical business conduct or other conduct which could reflect in some material fashion unfavorably upon the Company, your employer or any of their affiliates or (B) any felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States); (v) your material breach of any employment agreement between yourself and your employer, including without limitation, any of the restrictive covenants contained therein; or (vi) your intentional, material misappropriation, embezzlement or misuse of funds or property belonging to the Company, your employer or any of their Affiliates.

“Good Reason” shall mean: (i) A material diminution in your title, duties or responsibilities, or the assignment to you of duties or responsibilities inconsistent in any material respect with your title, duties and responsibilities as set forth in any employment agreement between you and your employer; (ii) A material reduction in your base salary, other than as part of an across-the-board reduction in the salaries of other similarly situated employees of the Company or your employer; (iii) Any reduction in the aggregate compensation and benefits provided to you under any employment agreement between you and your employer, other than any such reduction that is part of an across-the-board reduction in aggregate compensation and benefits provided to other similarly situated employees of the Company or your employer; or (iv) Any material breach by your employer of any employment agreement between yourself and your employer.

PACIFIC DRILLING S.A.

NOTICE OF RESTRICTED STOCK UNIT GRANT

By clicking “Agree” below, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Restricted Stock Unit Agreement and the Plan document; (b) you understand and agree that the Plan, Restricted Stock Unit Agreement, and Notice of Restricted Stock Unit Grant, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this award of Restricted Stock Units, and that any prior agreements, commitments or negotiations concerning this grant of Restricted Stock Units are replaced and superseded; (c) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this grant of Restricted Stock Units prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel and (d) any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the Restricted Stock Units will be the responsibility of, and will be borne entirely by, you.

In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery. You agree that you have received notice that delivery of the Notice of Restricted Stock Unit Grant, Restricted Stock Unit Agreement, prospectus, prospectus updates, annual reports of the Company, and any other documents that the Company is required or desires to deliver to you as a result of your participation in the 2011 Omnibus Stock Incentive Plan, or any other equity or incentive plans maintained or adopted by the Company in the future (the “Plans”) will be made electronically through the Administrator’s website or via the most recent email account that the Company has on file for you at the time of the document distribution. If documents are posted to the Administrator’s website rather than emailed directly to you, then the Company or the Administrator will send you an email notifying you that a document or documents have been posted and instruction on how to access those documents. You understand that in order to view these documents you will need a connection to the internet, you will need to log into your email and/or the Administrator’s intranet page, and you will need to have internet web browsing software and software that can process PDF documents, such as Adobe Reader, installed on the computer you are using in order to view the documents being delivered to you. These programs and an internet connection are available on your workplace computer. If you are attempting to access these documents from your home computer and you do not have access to this software, the Company will provide you with free software and technical assistance in order to access the documents. The only cost to you of viewing the documents electronically should be any charges you may incur for connection to the internet, to the extent you do not access the documents from your work computer and you do not have access to a free internet connection outside of work. This consent shall be effective for the entire time that you are a participant in the Plans.

[NAME]	PACIFIC DRILLING S.A. SOCIÉTÉ ANONYME 37, RUE D’ANVERS L-1130 LUXEMBOURG

Date:

By:

Title:
Date:

PACIFIC DRILLING S.A.

NOTICE OF RESTRICTED STOCK UNIT GRANT

PACIFIC DRILLING S.A.

2011 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

SECTION 1.	THE GRANT.

Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant (“Notice”), as a matter of separate inducement but not in lieu of any other compensation for your services to the Company, an award (the “Award”) consisting of the aggregate number of Restricted Stock Units set forth in the Notice in accordance with the terms and conditions set forth in the Notice, herein, and in the Plan.

SECTION 2.	VESTING.

Subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”), your Restricted Stock Units will become vested in accordance with the schedule set forth in the Notice. After your service to the Company or its Affiliates terminates for any reason, subject always to any terms and conditions in the Plan or the Notice, vesting of your Restricted Stock Units immediately stops and the Restricted Stock Units that are not vested as of the date your service to the Company or its Affiliates terminates shall be forfeited immediately.

SECTION 3.	DELIVERY; CERTIFICATES; LEGENDS.

(a) Within 30 days following the vesting of the Restricted Stock Units, the Company shall cause a certificate or certificates for Shares to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name in cancellation for the Restricted Stock Units that are vested, if any, as of such date.

(b) The Company, in its sole discretion, may elect to deliver certificates either in certificate form or electronically to a brokerage account established for your benefit at a brokerage/financial institution selected by the Company. You agree to complete and sign any documents and take any additional actions that the Company may request to enable it to deliver the shares on your behalf.

(c) You agree that the Shares which you may acquire pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal, state, or foreign securities laws. You also agree that (i) the Company may refuse to register the transfer of the Shares acquired pursuant to this Agreement on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such Shares.

PACIFIC DRILLING S.A.

RESTRICTED STOCK UNIT AGREEMENT

SECTION 4.	NONTRANSFERABILITY OF RESTRICTED STOCK UNITS.

You may not sell, transfer, pledge, exchange, hypothecate or dispose of the Restricted Stock Units. A breach of these terms of this Agreement shall cause a forfeiture of the Restricted Stock Units.

SECTION 5.	NO SHAREHOLDER RIGHTS.

The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Shares prior to the date Shares are issued to you in settlement of the Award.

SECTION 6.	PAYMENT OF TAXES.

You will not receive your Shares following the lifting of the restrictions described herein unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the vesting of the Shares of Restricted Stock Units. You hereby authorize withholding from payroll or any other payment due to you from the Company or any Affiliate to satisfy any such withholding tax obligation. You may also, subject to and pursuant to procedures described under this Agreement and the Plan, and at the sole and plenary discretion of the Committee, pay all or part of your withholding obligation by using any Shares that you own.

SECTION 7.	COMPLIANCE WITH SECURITIES LAW.

Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to

PACIFIC DRILLING S.A.

RESTRICTED STOCK UNIT AGREEMENT

time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Shares available for issuance.

SECTION 8.	RESALE RESTRICTIONS/MARKET STAND-OFF.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, including the Company’s initial public offering, you may be prohibited from engaging in any transaction with respect to any of the Company’s Shares without the prior written consent of the Company or its underwriters for a period of time communicated to you by the Company.

SECTION 9.	RETENTION RIGHTS.

This Agreement does not give you the right to serve as a member of the Board or be retained by the Company or its Affiliates in any other capacity. The Company and its Affiliates reserves the right to terminate your service at any time and for any reason without thereby incurring any liability to you.

SECTION 10.	SHAREHOLDER’S AGREEMENT.

Prior to the consummation of any initial public offering of Shares by the Company, as a condition of delivery of Shares pursuant to the vesting of your Restricted Stock Units, if required by the Committee, you shall be required to execute, as a condition of delivery of such Shares, a Shareholder’s agreement in a form approved by the Committee (the “Shareholder’s Agreement”). The Shareholder’s Agreement may contain (i) restrictions on your transfer and sale of such Shares, (ii) obligations for you to sell such Shares in connection with a sale of interests in the Company or its affiliates and (iii) such other restrictions and obligations as the Committee determines, in its sole discretion, to impose, all of which will be applicable prior to the consummation of any initial public offering of Shares by the Company. If you fail to execute such Shareholder’s Agreement within the deadline established by the Committee therefor, your Shares shall be immediately cancelled and of no further effect.

SECTION 11.	TAX DISCLAIMER.

You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with the grant and vesting of your Restricted Stock Units. The tax rules governing Restricted Stock Units are complex, change frequently and depend on the individual taxpayer’s situation.

By accepting this grant of Restricted Stock Units, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the Restricted Stock Units will be the responsibility of, and will be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THESE RESTRICTED STOCK UNITS.

PACIFIC DRILLING S.A.

RESTRICTED STOCK UNIT AGREEMENT

SECTION 12.	THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan or the Notice. The Notice, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant of Restricted Stock Units are superseded. To the extent the terms of the Notice or this Agreement conflict with the terms of the Plan, the terms of the Notice and this Agreement shall prevail.

SECTION 13.	MISCELLANEOUS PROVISIONS.

(a) You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of Restricted Stock Units does not in any way create any contractual or other right to receive additional grants of Restricted Stock Units (or benefits in lieu of Restricted Stock Units) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when Restricted Stock Units will be granted, the number of Shares offered, and the vesting schedule, will be at the sole discretion of the Company.

(b) You understand and acknowledge that participation in the Plan ceases upon termination of your service to the Company for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement

SECTION 14.	APPLICABLE LAW.

This Agreement will be interpreted and enforced under the laws of the State of New York (without regard to their choice of law provisions).

PACIFIC DRILLING S.A.

RESTRICTED STOCK UNIT AGREEMENT